Exhibit 10.18

Amendment #3 to Consulting Agreement

This Amendment to the Consulting Agreement (the “Amendment”) is made and entered into as of June 1, 2023, between Rainmaker Worldwide Inc. (Nevada) (“RAKR”) and Larchwood Management Partners Inc. (“Consultant”).

WHEREAS, RAKR and the Consultant entered into a Consulting Agreement dated July 4, 2017, amended February 28, 2020 (Amendment #1 exclusively services of CEO and Executive Chairman) and amended January 1, 2021 (Amendment #2 extending term to January 1, 2024), hereinafter referred to as the “Agreement”;

WHEREAS, RAKR and the Consultant wish to temporarily modify the rate of pay as set forth in the Agreement; and

WHEREAS, both parties agree that the Consultant shall be allowed to engage in other outside work during the term of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, RAKR and the Consultant agree as follows:

1.	Temporary Rate Modification: The rate of pay for the Consultant’s services, as stated in Section 4.01 of the Agreement, shall be temporarily modified from US$17,500 (Seventeen Thousand Five Hundred Dollars) to US$8,000 (Eight Thousand Dollars) per month, effective as of June 1, 2023. This modified rate of pay shall remain in effect until such time as the Company is in a position to pay market rates which will be determined by the Compensation Committee at that time.

2.	Outside Work: During the term of this Agreement, the Consultant shall be permitted to engage in other outside work, provided that such work does not create any conflicts of interest or compromise the Consultant’s ability to fulfill their obligations under this Agreement. The Consultant agrees to notify RAKR in writing of any outside work that may potentially conflict with the services provided under this Agreement.

3.	All Other Terms: Except as specifically modified by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	Entire Agreement: This Amendment, together with the Agreement, constitutes the entire understanding between the parties and supersedes all prior or contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to the subject matter hereof.

5. Governing Law: This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Consulting Agreement as of the date first above written.

Rainmaker Worldwide Inc.

By:	/s/ James Ross
Name:	James Ross
Title:	Audit Committee Chair

Larchwood Management Partners Inc.

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	CEO